Contacts:
Jim Janis                                                     Investor Relations
Martin E. Janis & Co. Inc.                                    DynaGen, Inc.
(312) 943-1100                                                (617) 491-2527

                 DYNAGEN, INC. ACQUIRES BREAST BIOPSY TECHNOLOGY


         CAMBRIDGE, MA, December 11, 1996--DynaGen, Inc. (NASDAQ:DYGN;BSE:DYG) today announced that it has licensed technology from BioLoc, Inc. that is intended to improve the accuracy and efficiency and reduce the overall cost of breast surgical biopsy procedures. BioLoc, Inc., a privately held Boston-based company, was founded in 1995 for the purposes of developing innovative technologies and products for screening and diagnosis of breast cancer and other tumors.

         Breast cancer is the leading cause of cancer death among women in the U.S. aged 40 to 55. According to the American Cancer Society, approximately 180,000 new cases of breast cancer are expected to be diagnosed and approximately 44,000 women are expected to die from the disease in 1996. Each year, approximately 8 million women in the U.S. undergo diagnostic evaluation for breast cancer because of physical symptom or a mammogram which shows a suspicious lesion. Of these, approximately 750,000 undergo surgical biopsies of the suspicious lesions at a cost of $1,500 to $5,000 per biopsy.

         Core needle biopsy, the most commonly used non-surgical procedure for diagnosis of suspicious lesions in breasts, is limited in its ability due to the difficulty in capturing the targeted tissue and the need for multiple attempts to obtain accurate and sufficient samples, resulting in unnecessary pain, scarring and anxiety. The BioLoc technology is intended to overcome the shortcomings of the core needle biopsy procedure by accurately guiding the surgical biopsy instruments directly to the suspected tissue lesion identified during mammography examination.

         "The acquisition of the BioLoc technology fits DynaGen's strategy of developing unique healthcare products from novel technologies acquired by the Company from outside sources," said Dr. Indu A. Muni, President and CEO of DynaGen, Inc. "The broad-based BioLoc technology should not only allow us to enter the estimated $1.0 billion breast biopsy market with a differentiated product that will be an improvement over current procedures, and also provide additional opportunities for future innovative product offerings in cancer screening and diagnosis."

         Any statements which are not historical facts contained in this press release are forward-looking statements that involve risks and uncertainties. The BioLoc technology is in an early stage of development and therefore is subject to the risks of unsuccessful development, marketing and commercialization. This proposed product will require substantial further development, and preclinical and clinical testing and regulatory






                                      -2-


approval, at a substantial cost to the Company. Additional investment by the Company in manufacturing, marketing and sales infrastructures will also be required prior to commercialization. No assurance can be given that these development efforts will be successfully completed or that the products, if introduced, will be successfully marketed. Please refer to the other risks identified in the Company's report on Form 10-K.